Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND

707 17TH STREET, SUITE 3600

DIRECTOR – INVESTOR RELATIONS

DENVER, COLORADO 80202

303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES $255 MILLION ACQUISITION OF EAST TEXAS
COTTON VALLEY ASSETS; ADDS ANOTHER ONSHORE GROWTH ENGINE

DENVER, COLORADO– February 13, 2006 - Forest Oil Corporation (“Forest” or the “Company”) (NYSE:FST) announced today that it has agreed with six private entities to acquire producing assets including approximately 26,000 net acres primarily in the Cotton Valley play in East Texas.  Forest attributes estimated proved reserves of 110 Bcfe to the assets which produced an average of approximately 13 MMcfe/d in January of 2006.  Forest will pay approximately $255 million cash for the assets, and intends to fund the acquisition using its credit facility and cash on hand.  The expected impact to Forest is as follows:

•                  Adds another low risk repeatable onshore development play with a growing production profile to the Company’s portfolio; a four rig program to be instituted in 2007

•                  Adds estimated proved reserves of 110 Bcfe (43% proved developed, 90% natural gas)

•                  Adds estimated production of 4 Bcfe in 2006 and 8 Bcfe in 2007, based on current drilling assumptions

•                  Adds approximately 26,000 net acres with 300 identified drilling locations

•                  Increases Forest’s expected drilling activity in 2006 and 2007 by 20 and 50 wells, respectively

H. Craig Clark, Forest’s President and Chief Executive Officer stated “We are excited about this opportunity to enter the Cotton Valley play in East Texas and expand our successful acquire and exploit program.  Most of this area of the Cotton Valley play has been approved for 40 acre down-spacing with the locations yet to be drilled.  It is another tight gas basin acquisition with a good acreage position that has similar completion techniques to Buffalo Wallow and Wild River. This asset base will give us another significant multi-year, multi-rig development drilling program and will increase both the size and quality of our onshore North American asset base and provides an additional core growth area to our Southern Business Unit following the offshore spin-off. Our plan is to continue a two rig program in this area during 2006 and increase the work level to a four rig program in 2007. We expect the production from these assets to double by the end of 2007.”

Forest has identified 300 drilling locations. Current well economics in this area indicate an investment of approximately $1.6 to $2.0 million to drill and complete a well with an average estimated ultimate recovery of 1.2 to 1.3 Bcfe.   The acquired assets have estimated production expenses below $1.00 per Mcfe.

The acquisition is scheduled to close on March 31, 2006 and is subject to customary closing conditions and adjustments.

Forest will announce 2006 guidance with its 2005 earnings release on February 15, 2006 and will further discuss the transaction on the 2005 earnings teleconference call on Thursday, February 16, 2006, at 12:00 PM MT.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest’s 2004 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

These materials are not a substitute for the registration statement that was filed with the Securities and Exchange Commission in connection with the spin-off transaction, or the proxy statement/prospectus-information statement being mailed to shareholders. Investors are urged to read the proxy statement/prospectus-information statement which contains important information, including detailed risk factors. The proxy statement/prospectus-information statement and other documents filed by Forest and Mariner with the Securities and Exchange Commission are available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Forest Oil Corporation, 707 17th Street, Suite 3600, Denver, CO 80202, Attention: Investor Relations; or by directing a request when such a filing is made to Mariner Energy, Inc., 2101 CityWest Blvd., Bldg. 4, Suite 900, Houston, TX 77042-2831, Attention: Investor Relations.

Mariner, Forest and their respective directors, and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants in the solicitation is set forth in the proxy statement/prospectus-information statement.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and crude oil in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in the Gulf of Mexico, Alaska, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

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February 13, 2006